Exhibit 99.1


 Harrington West Financial Group, Inc Declares a 6 for 5 Stock Split
                   in the Form of a Stock Dividend

    SOLVANG, Calif.--(BUSINESS WIRE)--Feb. 11, 2004--Harrington West Financial Group, Inc. (Nasdaq: HWFG), today announced that its Board of Directors has declared a 20% common stock dividend payable on March 11, 2004 to holders of record on February 25, 2004. Fractional shares distributed in connection with this stock dividend will be paid in cash based on the closing market price of Harrington West shares on the record date.
    In commenting on the stock dividend, Chairman and CEO of Harrington West, Craig J. Cerny, stated: "Given the favorable performance of our stock price since our initial public offering on November 12, 2002, we wish to reward our shareholders with additional shares in the Company. This action also increases the outstanding and issued shares in the Company and thus the liquidity of the shares and market float."
    Harrington West Financial Group, Inc, is a $974.8 million financial institution holding company for Los Padres Bank and its division Harrington Bank. It will operate 13 full service banking operations on the central coast of California; Scottsdale, Arizona; and the Kansas City metro when it opens the Ventura, California office in the spring of 2004. It also owns Harrington Wealth Management Company, a trust and investment management company with $114.4 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resources Marketing, Inc., the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 913-663-0180
             Lisa Watkins, 805-688-6644 (share transfer information)